Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 34 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 30, 1998, relating to the financial statements and financial highlights appearing in the May 31, 1998 Annual Report to Shareholders of the INVESCO Money Market Funds, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
-------------------------

Price Waterhouse LLP
Denver, Colorado
September 21, 1998